EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 5, 2005, between Washington Mutual, Inc. (the “Company”), a Washington Corporation, and Joseph W. Saunders (the “Executive”).

W I T N E S S E T H

WHEREAS, Executive is currently a party to that certain Executive Employment Agreement with Providian Financial Corporation, a Delaware Corporation (“Providian”), dated as of November 25, 2001 as amended (the “Prior Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and between the Company and Providian, dated June 5, 2005 (the “Merger Agreement”), it is contemplated that Providian will merge with and into the Company (the “Merger”), with the Company remaining as the surviving corporation; and

WHEREAS, effective as of the date of the consummation of the Merger (the “Effective Date”), the Company desires that the Prior Agreement be canceled, and further desires to employ Executive as President and Chief Executive Officer of the Credit Card Division of the Company (the “Division”), and to enter into an agreement embodying the terms of such employment, and Executive agrees to the cancellation of the Prior Agreement, and desires to accept such employment and enter into such an agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   EFFECTIVENESS OF AGREEMENT; EMPLOYMENT TERM.

(a)   Effective Date of Agreement.   This Agreement shall become effective as of the Effective Date. In the event that the Merger Agreement shall terminate, this Agreement shall terminate and be of no force and effect, and Executive shall have no rights, obligations or liability, and the Company shall have no rights, obligations or liability, hereunder.

(b)   Term of Employment; Expiration of Agreement.   Executive’s term of employment under this Agreement shall be for the two-year period commencing on the Effective Date and, unless terminated earlier as provided in Section 6 below, ending on the second anniversary of the Effective Date (the “Employment Term”), and shall be subject to the terms and conditions of this Agreement. Subject to Executive’s continued employment with the Company through the second anniversary of the Effective Date, this Agreement shall upon such date expire (the “Expiration Date”) and be of no further force and effect (provided that any provisions of this Agreement which by their terms survive any termination of Executive’s employment hereunder occurring prior to the Expiration Date shall remain in effect in accordance with their respective terms).

2.   CANCELLATION OF PRIOR AGREEMENT; CHANGE IN CONTROL PAYMENT; EQUITY AWARDS

(a)   Cancellation of Prior Agreement.   Effective as of the Effective Date, the Prior Agreement shall terminate and be of no further force and effect, and Executive shall have no further rights thereunder.

(b)   Change in Control Payment.   In consideration for the cancellation of the Prior Agreement, so long as the Executive remains employed with Providian through the Effective Date, as of the Effective Date, Executive shall be entitled to receive a cash lump sum payment equal to $9,360,000.

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(c)   Excise Tax Protections.   Notwithstanding anything set forth in this Agreement to the contrary, the provisions set forth in Exhibit B of the Prior Agreement (Gross-Up Provisions) shall continue to apply on and following the Effective Date.

(d)   Equity Awards.   In consideration for entering into this Agreement, the Company shall grant Executive the following stock-based equity awards pursuant to the terms of the applicable Company stock incentive plan to the extent consistent with the terms of this Agreement:

(i)   Restricted Stock.   So long as the Executive remains employed with Providian through the Effective Date, on the Effective Date, the Company shall grant Executive such number of shares of restricted common stock of the Company (“Common Stock”) equal to the quotient of (x) $2,000,000 divided by (y) the Fair Market Value (the “Restricted Stock”). The Restricted Stock shall vest in two equal installments, with the first installment of such Restricted Stock vesting on the first anniversary of the Effective Date and the second installment of such Restricted Stock on the date immediately preceding the second anniversary of the Effective Date, so long as Executive remains employed by the Company through each applicable vesting date.

(ii)   Stock Options.   So long as the Executive remains employed with Providian through the Effective Date, the Company shall grant Executive an option to purchase such number of shares of Common Stock equal to three times the number of shares of Restricted Stock that are granted to Executive in accordance with Section 2(d)(i) above  (the “Stock Option”). The Stock Option shall have a ten (10) year term and a per share exercise price equal to the Fair Market Value of one share of common stock of the Company on the Effective Date and shall vest in two equal installments, on the same terms as the Restricted Stock as set forth in Section 2(d)(i) above.

(iii)   Other Terms; Definition of “Fair Market Value”.   Each of the Restricted Stock and Stock Option awards shall, subject to the provisions set forth above, otherwise be granted pursuant to grant agreements that contain terms consistent with those set forth in restricted stock and stock option grant agreements, respectively, that are generally provided to similarly situated executives of the Company. For purposes of this Section 2(d), “Fair Market Value” shall be equal to the closing trading price of one share of Common Stock on the New York Stock Exchange on the Effective Date.

(iv)   Acceleration of Vesting.   Notwithstanding the provisions of this Agreement or the terms of the applicable Company stock incentive plan or any other agreement to the contrary, in the event Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason or by reason of the Executive’s death or Disability, (x) the Restricted Stock and Stock Option granted to Executive pursuant to Section 2(d)(i) and (ii) above and then held by the Executive shall, to the extent then unvested, vest in full, and (y) the Stock Option granted to Executive pursuant to Section 2(d)(ii) above and then held by the Executive shall remain exercisable for a period no shorter than the shorter of (A) the remainder of its original scheduled term (absent a termination of employment) or (B) one year following the date of such termination of Executive’s employment (the benefit described in this Section 2(d)(iv), the “Equity Vesting”).

3.   POSITION AND DUTIES; EMPLOYEE EFFORTS.

(a)   For so long as Executive is employed hereunder, Executive shall serve as the President and Chief Executive Officer of the Division. In this capacity, Executive shall have such duties, authorities and responsibilities commensurate with his position with the Division and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate, which duties and authority shall be in all cases consistent with Executive’s position as President and Chief Executive Officer of the Division. Executive shall report to the President and Chief Operating Officer of the Company.

EXHIBIT 10.2

(b)   For so long as Executive is employed hereunder, Executive shall devote substantially all of his business time (excluding periods of vacation and sick leave), energy and skill in the performance of his duties with the Company, provided the foregoing will not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing his and his family’s personal investments so long as such activities in the aggregate do not materially interfere with his duties hereunder.

4.   CURRENT COMPENSATION.

(a)   Base Salary.   During the period when Executive is employed hereunder, the Company agrees to pay Executive a base salary at an annual rate of not less than $800,000 (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.

(b)   Annual Bonus.   Executive shall be eligible to earn an annual bonus in respect of each fiscal year of the Company ending during the period when Executive is employed hereunder (or, for the portion of the Employment Term occurring after the last fiscal year that ends during the Employment Term, a pro rata portion of such annual bonus based on the ratio that the number of days of such fiscal year bears to 365) in a target amount equal to 200% of Executive’s Base Salary (each such payment, an “Annual Bonus”). Each Annual Bonus shall be payable promptly within 30 days after the end of the applicable fiscal year to which such payment relates.

(c)   Long-Term Incentives.   Executive shall receive in respect of each fiscal year of the Company during which Executive is employed hereunder long-term incentive awards at the same time(s), at such level(s) and on substantially the same term(s) and conditions, as similarly situated executives of the Company receive any such awards (the “LTI Awards”).

5.   EMPLOYEE BENEFITS.

(a)   Benefits.   For so long as Executive is employed hereunder, Executive shall be entitled to participate in any employee benefit plan in which the senior executives of the Company shall be eligible to participate including, but not limited to, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute from time to time. For so long as Executive is employed hereunder, Executive shall continue to be provided with perquisites (including a car and driver) that are no less favorable than the perquisites provided to the Executive as of immediately prior to the Effective Date.

(b)   Vacations.   Executive shall be entitled to an annual paid vacation in accordance with the Company’s policy applicable to senior executives of the Division.

(c)   Business Expenses.   Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Division’s expense reimbursement policy as in effect from time to time for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

6.   TERMINATION.   Executive’s employment hereunder shall terminate on the first of the following to occur:

(a)   Disability.   Upon thirty (30) days advance written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to perform his material duties hereunder due to a physical or mental injury, infirmity of incapacity for 180 consecutive days or an aggregate period of more than 210 days in any twelve (12) consecutive month period. The existence or nonexistence of a Disability shall be determined by a physician agreed in good faith to by Executive and the Company.

EXHIBIT 10.2

(b)   Death.   Automatically on the date of death of Executive.

(c)   Cause.   Immediately upon written notice by the Company to Executive of a termination for Cause provided, such notice is given within ninety (90) days of the discovery of the Cause event by the Chairman of the Compensation Committee of the Board. “Cause” shall mean (i) the willful misconduct of Executive with regard to the Company that is materially injurious to the Company provided, however, that no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company; (ii) the conviction of Executive of (or the pleading by Executive of nolo contendere to) any felony (other than traffic related offenses or as a result of vicarious liability); or (iii) continued failure by Executive to perform his duties after notice has been given to him by the Board of such failure.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to Executive not less than fourteen (14) days prior to the date of termination setting forth the Company’s intention to consider terminating Executive including a statement of the date of termination and the specific detailed basis for such consideration for Cause; (ii) an opportunity of Executive, together with his counsel, to be heard before the Board during the fourteen (14) day period ending on the date of termination; (iii) a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this Section 6(c), that the actions of Executive constituted Cause and the basis thereof; and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds majority of the members of the Board (other than Executive, if applicable). Any purported termination of employment of Executive by the Company which does not meet each and every substantive and procedural requirement of this Section 6 shall be treated for all purposes under this Agreement as a termination of employment without Cause.

(d)   Without Cause.   Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability, at any time with or without advance notice.

(e)   Good Reason.   Upon written notice by Executive to the Company of a termination for Good Reason. “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following events unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by  Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(i)    any reduction or diminution (except temporarily during any period of Disability) in Executive’s titles or positions, or a material reduction or diminution in the Executive’s authorities, duties or responsibilities with the Company;

(ii)   a reduction in any part of Executive’s Base Salary as set forth in Section 4(a) above, target Annual Bonus as set forth in Section 4(b) above or the failure by the Company to provide the LTI Awards as set forth in Section 4(c) above or any material benefits set forth in Section 5; or

(iii)  the relocation of Executive’s principal office location to any location outside of the San Francisco, California metropolitan area.

Notwithstanding the foregoing, any termination for Good Reason may only occur if Executive provides a notice of termination for Good Reason (as described herein above) within 60 days after the occurrence of the event giving rise to the claim of Good Reason.

EXHIBIT 10.2

(f)   Without Good Reason.   Upon at least thirty (30) days advance written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any effective date of termination as set forth in such notice).

7.   CONSEQUENCES OF TERMINATION.

(a)   Disability.   Upon a termination of Executive’s employment due to a Disability, the Company shall pay or provide Executive, in addition to the Equity Vesting, (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination; (iv) a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365); (v) from the date of such termination of employment through the third anniversary of such date, continued coverage under the Company’s health and welfare plans in which Executive and his dependents participated immediately prior to such termination of employment (provided that any such coverage shall terminate on the date Executive receives comparable coverage from any subsequent employer); and (v) all other payments, benefits or fringe benefits to which Executive may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, the “Accrued Benefits”).

(b)   Death.   In the event the Employment Term ends on account of Executive’s death, in addition to the Equity Vesting, the Executive’s estate shall be entitled to the Accrued Benefits.

(c)   Termination for Cause or without Good Reason.   If Executive’s employment should be terminated (x) by the Company for Cause or (y) by Executive without Good Reason, the Company shall pay to Executive only the Accrued Benefits (other than amounts described in Section 7(a)(iv) above).

(d)   Termination without Cause or for Good Reason.   If Executive’s employment should be terminated (x) by the Company other than for Cause (excluding due to Executive’s Disability), or (y) by Executive for Good Reason, the Company shall pay or provide Executive, in addition to the Equity Vesting, with: (i) the Accrued Benefits; (ii) a lump sum cash payment in an amount equal to the Base Salary and Annual Bonus payments that would have otherwise been paid in the absence of any such termination of employment (based on the target Annual Bonus) through the Expiration Date within ten (10) business days after the effective date of such termination (or, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, on such later date, if any, as may be required under such Section); and (iii) an amount equal to the unvested portion of the qualified and non-qualified retirement contribution accounts then in existence (payable in addition to any vested amounts due under the retirement plans of the Company and its affiliated companies). Notwithstanding anything set forth in this Agreement to the contrary, in no event shall the provision of any payment or benefit provided under this Section 7(d) result in the duplication of any such payment or benefit that may be otherwise provided in any other Section of this Agreement or any other plan, program, policy or agreement.

8.   Successors; Assignment.   This Agreement shall inure to the benefit of and be binding upon the Company, and Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees of Executive. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive, and this Agreement, and all

EXHIBIT 10.2

of the Company’s rights and duties hereunder, shall only be assignable or delegable by the Company to any successor to its business and/or assets.

9.   Notice.   For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown on the records of the Company and with a copy to:

If to the Company:

Washington Mutual, Inc.
1201 Third Avenue
Suite 1500
Seattle, WA  98101
Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.   Restrictive Covenants.   In connection with the Merger, Executive acknowledges and agrees that: (i) Executive will receive the Restricted Stock and the Stock Option, which Restricted Stock and Stock Option will materially benefit Executive; (ii) it is essential to the success of the Company following the Merger and the enterprise of the Company in the future that the Restricted Stock and Stock Option being granted to Executive in connection with the Merger be protected by non-competition agreements of the type set forth below; (iii) holders of Common Stock would suffer significant and irreparable harm from such Executive competing with the business of the Company for a period of time after the Merger or after the termination of Executive’s employment with the Company; (iv) in connection with the Merger, and in the course of Executive’s employment with the Company, Executive will be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company, and has been and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Company, and Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company has invested and will continue to invest substantial time, effort and expense and which represent a significant component of the value of the Merger to the other owners of the Company.  In recognition of all of the foregoing, Executive agrees that he or she is willing to enter into and be bound by, on the basis of, and in consideration of, all or substantially all of the senior executives of the Division entering into an agreement containing the same terms as set forth in this Section 10, the following covenants:

(a)   Confidentiality.   Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as in good faith deemed necessary or desirable by Executive to perform his duties hereunder, to defend his own rights or as required by applicable law or legal process, without limitation in time or until such information shall have become public or known in the Company’s industry other than by  Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information”

EXHIBIT 10.2

shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b)   Non-Solicitation of Employees; Non-Compete.   Executive recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. Executive agrees that, during the period that Executive is employed by the Company hereunder and for the one-year period following any termination of Executive’s employment occurring prior to the Expiration Date (the “Restricted Period”), he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee. Executive also agrees that during the Restricted Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment, directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with the Company’s credit card business.

(c)   Equitable Relief and Other Remedies.   Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(d)   Reformation.   If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(e)   Survival of Provisions.   The obligations contained in this Section 10 shall survive in accordance with their terms the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter.

11.   SECTION HEADINGS.   The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

12.   SEVERABILITY.   The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.   COUNTERPARTS.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

14.   ARBITRATION.   Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 10(c) hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in San Francisco, California (applying California law) in accordance with the National Rules for the Resolution of Employment Disputes of the American

EXHIBIT 10.2

Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.   WITHHOLDING TAXES.   The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.   MISCELLANEOUS.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by  Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

17.   FULL SETTLEMENT; LEGAL FEES.   Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by Executive as a result of employment by another employer. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur in good faith as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, Section 2(b) or 2(c) of this  Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest, on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

18.   PRIOR AGREEMENTS.   Subject to Section 2(c) above, commencing on the Effective Date, this Agreement supersedes all prior agreements and understandings (including the Prior Agreement and any verbal agreements) between Executive and the Company and/or its affiliates (or any successors thereof) regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (or any successors thereof).

[Signatures on next page.]

EXHIBIT 10.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WASHINGTON MUTUAL, INC.

BY:

NAME:
TITLE:
EXECUTIVE:

JOSEPH W. SAUNDERS